Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Abaigeal Healy

+1.617.747.1727

abaigeal.healy@fticonsulting.com

FTI Consulting, Inc. Announces $50 Million Stock Buyback Program

Washington, D.C., Nov. 5, 2015 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that on November 5, 2015, the Company’s Board of Directors authorized a stock repurchase program, under which FTI Consulting may repurchase up to $50 million of its outstanding common stock at any time for a period of up to six months.

Under the program, FTI Consulting may repurchase shares in open-market purchases in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The specific timing and amount of repurchases will be determined by FTI Consulting’s management, in its discretion, and will vary based on market conditions, securities law limitations and other factors. The program may be suspended or discontinued at any time without prior notice, and the Board may choose to cancel the program or to replace it with a longer-term authorization at any time during the six month period. The repurchases may be funded using available cash on hand or a combination of cash and borrowings under the Company’s senior secured revolving bank credit facility.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,400 employees located in 26 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.76 billion in revenues during fiscal year 2014. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements, without limitation, regarding plans for share repurchases. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans will be achieved. Factors that could cause changes to our plans include risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual result or events and do not intend to do so.

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